Exhibit 99-3

VECTREN CORPORATION
2nd Quarter Results
Moderator: Steve Schein
July 28, 2000, 9:00 a.m. CDT

Operator:

Good day everyone and welcome to Vectren Corporation's second quarter earnings conference call. This call is being recorded and is copyrighted material. Today's presentation will be available for rebroadcast at 1:00 p.m., E.T., running through Friday, August 4, 2000. You may access the replay by dialing 719-457-0820 and enter the confirmation code 679125; again, dial 719-457-0820 and enter the confirmation code 679125.

At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Schein, Vice President, Investor Relations. Please go ahead sir.

S. Schein:

Thank you. Good morning and welcome to our teleconference highlighting Vectren's second quarter results. As the operator mentioned, I am Steve Schein. We are pleased that you could join us this morning. I hope that all of you received a fax of our quarterly financial report that includes highlights and our financial statements for the second quarter of 2000. If for some reason you did not, you may obtain one immediately by calling 1-800-366-9831.

Today we will be discussing certain subjects, including subjects pertaining to our growth strategy that may contain forward-looking information. I would caution you that actual results could differ materially from those that will be projected in our discussions. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report
Form 8-K that was filed with the Securities and Exchange
Commission on July 11, 2000.

Today, you will hear from Niel Ellerbrook, Chairman and CEO; Jerry Benkert, Executive Vice President and Chief Financial Officer; and Carl Chapman, Executive Vice President and President of Vectren Enterprises, Inc. Also joining us today are Gordon Hurst, Executive Vice President and President of the Utility Group; Ron Christian, Senior Vice President, General Counsel and Secretary; Susan Hardwick, Vice President and Controller; and Tim Burke, Vice President and Treasurer. This morning, Niel will provide a brief update on the quarter, Jerry and Carl will discuss our second quarter results followed by a discussion of expected 2000 results.

As usual, we will allow time at the conclusion of our remarks for questions and answers. And with that, I will ask Niel to begin his remarks.

N. Ellerbrook:

Thank you Steve and good morning everyone.

Steve has asked me to provide an overview on three topics:

1) The results of the quarter and the Vectren merger integration progress;

2) The status of the Dayton gas distribution asset acquisition;

3) The status and implications of the work stoppage affecting roughly 480 bargaining unit employees of our Southern Indiana Gas and Electric operating unit.

With respect to the quarter I am very pleased. I believe the quarterly earnings of $.14 are relatively strong considering merger related costs of $.09 and warmer than normal weather, which cost us approximately $.03 on the quarter. As you know we closed the merger transaction on March 31 and throughout the quarter significant time was devoted to logistical processes supporting office moves and family moves. In addition, we began in earnest the challenging process of integrating the cultures and forming a new management team all dedicated to achieving the great opportunities the merger provides. I believe we made great progress on all fronts. Most all of our moves are behind us and the infrastructures needed to support new offices and family locations are in place.

The process of systems integration will continue for several months, of course, but we are making good progress there as well.

So, I think our financial performance was particularly satisfying, after considering the multitude of tasks that were in process or accomplished throughout the quarter.
Jerry and Carl will talk in detail about financial results.

The pending acquisition of DP&L's gas distribution business is also progressing well. On July 11, we received a favorable order from the Public Utilities Commission of Ohio approving the acquisition itself, as well as our adoption of the existing DP&L Tariff for Gas Service. Upon consummation of the transaction, we will operate under the name Vectren Energy Delivery of Ohio. While we expect to remain exempt under the Public Utility Holding Company Act, we are still awaiting approval from the Securities and Exchange Commission for the transaction. Other remaining approvals include action by certain local authorities regarding the transfer of operating rights and FCC authorization of the transfer of radio licenses. We expect all approvals to be forthcoming soon and expect to close this transaction in the near term. We have been working closely with DPL for the last several months and we will be fully prepared to provide reliable gas service to our new Ohio customers beginning at closing.

Turning to the work stoppage. On June 30 the bargaining unit representing most of SIGECO's union employees voted to reject the company's new contract offer and we began a lock out of all of these bargaining unit employees at 12:01 a.m., July 1. Since that time salaried personnel have been performing the jobs normally done by bargaining unit personnel, and I am pleased to say top notch customer service has continued uninterrupted.

The bargaining unit has scheduled a vote on a new offer this Sunday, July 30, and we are measurably optimistic of ratification. The terms of the new offer are market competitive and fair, and importantly permit us to begin to build an environment of working with the bargaining unit on opportunities for performance improvement and share with them the rewards of our mutual success.

In summary, I continue to be very proud of what we have accomplished to date and I am optimistic and enthusiastic about our future as Vectren. Jerry,


J. Benkert:

Thank you Niel. For the second quarter of 2000, consolidated net income before merger related charges was $14.1 million and $.23 per share, as compared to $11.6 million and $.19 per share for the same quarter last year.
After reflecting the merger related charges, reported net income and earnings per share for the current period were $8.3 million and $.14 per share, respectively.

Merger costs for the quarter ended June 30, totaled $6.5 million, $5.8 million net of tax or $.09 per share. Merger costs expensed during the first six months of 2000 totaled $33.7 million, $25.1 million net of tax or $.41 per share. These costs include $3.3 million of accelerated depreciation related to information systems to be retired during 2001, as well as the effects of the non-deductibility for tax of some of the merger transaction costs. The continued merger integration activities and related costs, which will contribute to the net merger savings, will be substantially complete by 2001. The company expects to realize net merger savings of nearly $200 million over ten years from the elimination of duplicate corporate and administrative programs and greater efficiencies in operations, business processes, and purchasing.

Before merger related expenses, the utility group contributed $.14 per share this quarter, as compared to $.13 last year. The non-regulated group contributed $.09 this quarter, as compared to $.06 last year.

As we exited the heating season during the quarter, similar to last year, the heating degree days remained warmer than normal.

Gas utility margins increased by $.5 million over last year, principally due to increased residential customers.

Our wholesale power marketing group, despite the cooler than normal weather of the early cooling season, was able to increase overall electric margins by $2.6 million this quarter over the same period last year.

Operation and maintenance expenses increased $4.2 million over the second quarter 1999.
Of that, O & M at the utility group grew about $2.5 million. The principal reason for the utility increase was scheduled maintenance at one of SIGECO's gas turbine generators. The remaining increase was additional non-regulated expense driven by growth particularly at Energy Systems Group and Southern Indiana Properties. Depreciation and amortization were up quarter over quarter by approximately $4.2 million, of which $3.3 million was the incremental merger costs due to accelerated depreciation as mentioned earlier.

Interest expense increased by approximately $2.5 million, of which $1.2 million related to additional investments at Southern Indiana Properties. The remaining increase relates primarily to increased levels of debt at the utilities and, to some extent, due to higher interest rates.

Income taxes were flat quarter over quarter due to the non-deductibility of certain merger costs.

Margins for Energy Services and Other, Equity in Earnings of Unconsolidated Affiliates and Other Net Income reflect over all the quarter over quarter favorable results from the non-regulated group which Carl will discuss.
In summary, we believe the utility group has performed well whether we are measured quarter over quarter or versus our plan. I will turn it over to Carl to discuss the non-regulated results in more detail.


C. Chapman:


Thanks, Jerry. Our non-regulated results were strong for the second quarter of this year, again proving the soundness of our investment strategy. As Jerry said, our non-regulated subsidiaries contributed $.09 per share this quarter, an increase of $.03 over last year.

As you may recall, Vectren Enterprises is our largest non-regulated entity and has 5 operating units. My comments today will focus on the results of the three largest of these, as well as a significant investment we will be making at Vectren Ventures.

While Energy Services earnings are up $1.2 million, or $.02 per share from last year, we are still experiencing the timing effects of ProLiance Energy's structured risk products and the restructuring of transportation contracts to seasonal demand rates which will move earnings into the third quarter. Further, because of the expected implementation of FAS 133 and extraordinary market conditions that have reduced the opportunities for seasonal storage pricing arbitrage, we have reduced our 2000 projected earnings from ProLiance. However, we still expect Energy Services to end the year only $.01 under budget due to ProLiance's new customer growth and strong results from Energy Systems Group. This would still be $.03 greater than calendar 1999.

In June, ProLiance Energy added 24 new customers which is
the highest rate of customer growth since the company's
inception.  ProLiance has also been awarded a long-term
portfolio management contract from Tennessee Valley Supply
Group, an energy-buying group comprised of five Alabama
municipal utilities.   This contract, which will increase
revenues over $60 million a year for the next three years, makes ProLiance the largest natural gas supplier to municipal utilities in the United States, and one of the largest portfolio managers for U.S. natural gas utilities.
Also, Energy Systems Group was awarded 5 new contracts valued at over $6 million in the last quarter and continues to record strong results on the VA Hospital contract in Tennessee.

Financial Group's earnings increased nearly $.02 per share over last year primarily due to investments made by Southern Indiana Properties in 1999. Vectren Synfuels results showed another quarter of improved production and sales of synthetic fuel. We expect Financial Group to be on target for the calendar year.

We are excited to announce an additional commitment of $20 million to Haddington Energy Partners at Vectren Ventures. We believe the combination of the very experienced management team from the former TPC Corporation, with the funding and leads generated by Chase Capital Partners, has allowed a superior portfolio of assets to be built with a focus on taking advantage of deregulation. Total investments to date of over $ 75 million include gas and power storage, cogeneration, gathering with minimal price risk exposure, and hydrogen generators for fuel cells. This additional commitment will allow us to retain our ownership level in the original assets, as well as participate in additional investments by Haddington. They have commitments to basically triple their funding, with Chase continuing as the lead investor with an increase in their commitment accordingly. With our initial $10 million investment, we will have committed $30 million to these opportunities. Vectren Enterprises retains a seat on the Investment Committee allowing us to stay in touch with developing mid stream technologies which may further impact or be deployable within other areas of Vectren.

Communication's earnings for the quarter reflect a one-time
$.01 per share loss associated with the last phase in the restructuring of our investment in Sigecom. On the year, this brings the Sigecom earnings to $.07.

We continue to be positive about value created by the results at Sigecom. You will recall that Sigecom is currently building a fiber optic network at our headquarters in Evansville, Indiana. Sigecom currently serves nearly 20,000 customers. Revenue generating units currently total well over 40,000 units with 10,000 revenue generating units having been added in the last quarter alone. They continue to make over 100 installations per day. Also, our partner, Utilicom Networks, has applied for cable franchise rights in Indianapolis, Indiana and Dayton, Ohio and we continue to discuss these and other investment opportunities with Utilicom management and Utilicom's majority owner, The Blackstone Group. As you know, these investments are capital intensive and during the early phases create operating losses. We think that these types of telecommunications investments represent a terrific opportunity to utilize our customer contact points to create additional shareholder value.

The non-regulated Vectren merger synergies coupled with opportunities related to the acquisition of the gas distribution assets from Dayton Power and Light will help ensure we meet our growth targets. While our portfolio is broad, we continue to believe it fits together in a very cohesive manner and can be managed by our experienced non-regulated management team.

As you can see, we continue to focus on non-regulated investments that complement our core competencies while carefully managing the balance between risk and return. We believe the results show that our investments are positioned for future earnings growth and shareholder value creation and, as a result, will provide superior returns for Vectren shareholders.


J. Benkert:

     Thanks Carl. I would like to briefly discuss our expectations for the remainder of 2000. As we have previously communicated, our growth strategy is to grow earnings over a five-year period at an average annual compound growth rate of 10%. On a weather normalized basis, and excluding merger related costs, we targeted a reasonable range of $1.73 to $1.83 for 2000.

Year to date through June 30, heating degree days were 84% of normal and cooling degree days were 87% of normal. We believe abnormal weather has now impacted earnings as much as $.16 per share.

In addition to the 2000 one-time merger costs reported through the second quarter, we now expect annual charges to be in the range of $.60 - $.62, up slightly from our previous estimate of $.55 - $.60. This is principally due to the non-tax deductibility of some of the transaction expenses.

Before weather, the Utility Group's annual contribution to earnings is on target. Our service territory continues to show strong growth, and we are excited about the opportunity to add Dayton to our mix. With management of controllable expenses, we expect to achieve our utility growth targets.

As Niel stated, we will be operationally ready to deliver safe and reliable gas service to our new Ohio customers upon receipt of all necessary approvals and consummation of closing. We continue to diligently work toward a closing during the third quarter and remain excited about the addition of the Dayton assets which will take our customer count to about 1 million customers.
Our non-regulated investments are an integral part of our growth strategy, and, as Carl stated, the non-regulated group remains on target to achieve its expected results.
We continue to focus on opportunities that contribute to current earnings, and set the stage for future earnings growth as well as future value, much like our investments in SIGECOM and Haddington. We think alignment with key investment groups like The Blackstone Group and Chase Capital Partners in these two investments help confirm our strategies to create future value.


The year 2000 First Call consensus earnings on the street average $1.59 per share. We would expect earnings before merger related charges for 2000 to be in the range of $1.55 to $1.59 before merger costs. As a reminder, 2000 earnings were impacted by about $.16 of weather and the $.07 one-time gain on restructuring the SIGECOM investment. When considering these results and our 10% average growth target over time we find the street consensus for 2001 earnings of $1.77 is below the lower end of our expected pre-merger earnings range.

With that I will stop and ask for questions.

S. Schein:
As always, we appreciate your time and interest in Vectren.
Please let us know if we can provide any additional information regarding this teleconference or other topics.
We look forward to talking to you in the future.